Exhibit 99.2

FORM OF SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of February 20, 2020, is entered into by and among AYRO, INC., a Delaware corporation (the “Corporation”), and [  ] (“Subscriber”).

WITNESSETH

WHEREAS, the Corporation is seeking to merge with and into a wholly-owned subsidiary of DropCar, Inc. (“DropCar”), a Delaware corporation, pursuant to the terms of the Agreement and Plan of Merger and Reorganization, by and among the Company, DropCar and ABC MERGER SUB, INC. (the “Merger”); and

WHEREAS, contingent upon the closing of the Merger and effective immediately thereafter, the Corporation shall cause DropCar to issue and sell warrants to purchase an aggregate of [  ] shares of common stock of DropCar (the “Warrants”) to Subscriber upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the above, the parties hereby agree as follows:

1. The Corporation agrees to cause DropCar to issue and sell to Subscriber, and the Subscriber agrees to subscribe to and purchase from DropCar, the Warrants for an aggregate purchase price of $[  ] immediately after the closing of the Merger, The Warrants shall be exercisable immediately following their issuance for an exercise price of $0.01 per share and shall otherwise be in substantially the form attached hereto as Exhibit A.

2. Upon the issuance of the Warrants, Subscriber agrees to pay the aggregate purchase price therefor. At such time as payment is made, the Corporation shall cause DropCar to deliver to Subscriber the Warrants in physical form, which Warrants shall be duly authorized, validly issued, fully paid and nonassessable. The Warrants shall be properly legended to reflect that the Warrants and any shares of common stock issuable upon exercise thereof (the “Warrant Shares”) are not registered under the Securities Act.

3. The Corporation shall cause the Warrants, when issued, to be duly authorized, validly issued, fully paid and nonassessable. In addition, the Corporation shall also cause the Warrant Shares, when issued in accordance with the terms of the Warrants, to be validly issued, fully paid and nonassessable.

4. Subscriber represents that Warrants are being acquired for its own account, for investment and not with a view to the distribution or resale thereof. Subscriber understands that Warrants and the Warrant Shares have not been registered under the Securities Act or any state securities or “blue sky” laws by reason of their issuance in a transaction exempt from the registration requirements thereunder and may not be resold unless a subsequent disposition thereof is registered thereunder (neither the Corporation nor DropCar being under an obligation to so register) or is exempt from registration thereunder.

5. As evidence of the restriction on transfer, the following legend (or a substantially similar legend) will be placed on the certificate or certificates evidencing the Warrants and the Warrant Shares:

“THE REGISTERED HOLDER HEREOF HAS REPRESENTED TO THE ISSUER OF THE SECURITIES REPRESENTED HEREBY THAT IT HAS ACQUIRED SUCH SHARES FOR INVESTMENT PURPOSES AND NOT FOR DISTRIBUTION. ACCORDINGLY, SUCH SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS SUBSEQUENTLY REGISTERED THEREUNDER OR AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.”

The Corporation or DropCar may give appropriate stop-transfer instructions to any transfer agent for the Warrants or Warrant Shares.

[Signature Page Follows]

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed and delivered this Subscription Agreement as of the date first written above.

AYRO, INC.

By:
Name:	Rod Keller
Title:	Chief Executive Officer

Address for Notice:
Email: rod.keller@ayro.com

NOTEHOLDER: